Exhibit 10.37
SUBLEASE
     This Sublease (this “Sublease”), dated February 28, 2011 (the “Effective Date”), is entered into by and between ZYMOGENETICS, INC., a Washington corporation (“Sublandlord”), and DENDREON CORPORATION a Delaware Corporation (“Subtenant”).
RECITALS
     A. Sublandlord is tenant under that Lease Agreement dated October 4, 2002, as amended by that certain Amendment No. 1 to Lease Agreement dated December 31, 2002 and that certain Amendment No. 2 to Lease dated as of June 14, 2004 (collectively the “Master Lease”) with ARE-1208 Eastlake Avenue, LLC, a Delaware limited liability company (“Master Landlord”) with respect to that certain real property located at 1208 Eastlake Avenue East, Seattle, Washington consisting of the land that is more particularly described on Exhibit A and an existing building known as the Earl Davie Building (the “Building”). A copy of the Master Lease is attached hereto as Exhibit B. Any capitalized term used but not defined in this Sublease shall have the meaning that is ascribed to it in the Master Lease.
     B. Sublandlord desires to sublease to Subtenant and Subtenant desires to sublease from Sublandlord the Premises on the terms and conditions hereinafter set forth.
     NOW, THEREFORE, in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:
     1. Sublease Premises.
          (a) Sublandlord hereby subleases to Subtenant, and Subtenant hereby subleases from Sublandlord, the entire Premises leased by Sublandlord under the Master Lease (referred to herein as the “Sublease Premises”). The parties agree that the Sublease Premises have a rentable area of ninety-seven thousand three hundred sixty-five (97,365) square feet which is not subject to re-measurement or adjustment.
          (b) Subtenant has examined the Sublease Premises and accepts them in their present “as is” and “with all faults” condition. Except as specifically set forth herein, Sublandlord has no obligation to prepare, modify or alter the Sublease Premises. Subtenant acknowledges that it has had full opportunity to review the Master Lease, and full opportunity to inspect the condition of the Sublease Premises and all improvements therein. Subtenant is not relying on any statement, representation or warranty made by or for Sublandlord with respect to the Master Lease or the Sublease Premises except as expressly set forth in this Sublease. Subtenant, by acceptance of possession of the Sublease Premises, but subject to Sublandlord’s covenants set forth in this Sublease, conclusively acknowledges the Sublease Premises to be in good order and repair and in tenantable condition and acceptable for Subtenant’s use as permitted herein.
     2. Term. This Sublease shall be for a term commencing on July 1, 2011 (the “Commencement Date”) and shall expire at 11:59 p.m. on May 9, 2019 (the “Expiration Date”); provided that in no event shall the Commencement Date hereof occur prior to the date on which the Master Landlord gives its consent to this Sublease and agrees to a recognition agreement and certain other matters, all as shown in the form attached hereto as Exhibit C (the “Consent and Recognition Agreement”). If Master Landlord has not given its consent to this Sublease by entering into the Consent and Recognition Agreement in the form attached to this Sublease, or in another form approved by Sublandlord and Subtenant (“Final Consent”), by July, 2011, then Sublandlord shall not be liable therefore; provided, however, that if the parties do not receive the Final Consent on or before July 1, 2011, then this Sublease shall terminate and have no further force or effect.
     3. Delivery of Sublease Premises; Master Landlord’s Fixed Equipment; Transition of Maintenance and Operation.
          (a) Sublandlord shall deliver the Sublease Premises to Subtenant decommissioned in accordance with the Master Lease and all legal requirements related thereto, vacant, broom clean and free of Sublandlord’s Removable Equipment, except for the Removable Equipment that Sublandlord and Subtenant agree shall be transferred to Subtenant (the “Remaining Property”) and any additional Removable Equipment Subtenant agrees to purchase from Sublandlord. Subtenant shall purchase the Remaining Property from Sublandlord for $1.00 pursuant to a bill of sale in form and content approved by Sublandlord and Subtenant. Sublandlord shall provide to Subtenant copies of all nonproprietary reports concerning Sublandlord’s decommissioning of the Sublease Premises. Sublandlord represents and warrants to Subtenant that (i) as of the date of this Sublease, Sublandlord has not removed any Fixed Equipment from the Sublease Premises or, if Sublandlord has removed any Fixed Equipment, Sublandlord has replaced the Fixed Equipment in the manner required by the Master Lease and otherwise in full compliance with the Master Lease, and (ii) Sublandlord will not remove any Fixed Equipment from the Sublease Premises from and after the date of this Sublease, so long as this Sublease is in effect.
          (b) Subtenant shall have the right to enter onto the Sublease Premises for purposes of constructing its Initial Alterations (as that term is defined in Section 9 below) upon approval by Sublandlord and Master Landlord of the plans and specifications (“Plans”) for those improvements, or upon vacation of the Sublease Premises by Sublandlord, whichever occurs later; provided, however, that even if Sublandlord has delivered possession of the Sublease Premises to Subtenant, Subtenant shall not be permitted to enter the Sublease Premises and commence its Initial Alterations until Subtenant has delivered to Sublandlord certificates of insurance, the Security Deposit in the form required hereunder and any other documents or payments due at the time of mutual execution.
          (c) The parties acknowledge that (i) certain Building systems are operated in common with the systems of other buildings owned or leased by Sublandlord and that Building systems need to be segregated so that they may be maintained and operated by Subtenant, (ii) certain Building systems have been shut down and need to be restarted, and (iii) cooperation and coordination between Sublandlord and Subtenant will be required for a transition period to provide Subtenant with the information and assistance it needs in order to properly discharge its maintenance and operation obligations under this Sublease. Accordingly, and without limiting the generality of the foregoing, the parties agree to promptly and diligently prepare and implement a maintenance and operation transition plan to include, among other things, the following:
               (i) For a period of forty-five (45) days during the transition period a representative of Sublandlord who is knowledgeable about the Building systems and maintenance and repair processes and procedures for the Building will be available without charge to Subtenant to work with Subtenant on an as needed basis not to exceed ten (10) hours per week,, in order to review maintenance procedures, assist with startup of Building systems, and provide training and support regarding Building systems and equipment. Following the transition period, Sublandlord will provide reasonable additional assistance and support upon request of Subtenant at a reasonable hourly rate and subject to the availability of Sublandlord’s representatives.

               (ii) On the Effective Date, Sublandlord will make available to Subtenant electronic and hard copies of documentation for all Building systems and equipment, including without limitation, drawings (hardcopy and CAD), Operation and Maintenance Manuals, Standard Operating Procedures, calibration records, validation reports and equipment to the extent such materials are in Sublandlord’s possession and control and excluding any such materials which may be proprietary or confidential to Sublandlord.
               (iii) Sublandlord will segregate the Building management system from the other buildings which it currently serves. Sublandlord will leave all associated hardware and infrastructure related to the Building management system with the exception of the server, software and license. Sublandlord will back up and provide to Subtenant a copy of the Building management software configuration and controls related to the Building.
               (iv) Sublandlord will segregate the Data Acquisition System (DAS) from the other building which it currently serves. Sublandlord will leave all associated hardware and infrastructure related to the DAS with the exception of the server, software and license. Sublandlord will backup and provide to Subtenant a copy of all configuration files. All Sublandlord specific configurations and trend and alarm data history will be removed from the system. All system links, tag names, and capabilities will be left in place pending licensing of the system for Subtenant.
               (v) Sublandlord will provide the Process Control System (PCS) used to control the CIP skid and 500L Bioreactor in the Building. All system hardware and software will remain. Sublandlord will perform a full back up and then delete all system historical archives and alarm history. All batch recipe information will be removed from the batch software and all existing reports will be deleted from the system.
               (vi) Sublandlord will segregate the Enterprise Asset Management System, Maximo from the other buildings which it currently serves. Sublandlord will backup and provide to Subtenant a copy of the system configuration files and associated asset data for the building pending the Subtenant’s purchase of the Maximo licenses. Sublandlord will provide all system validation document and SOPs.
               (vii) On the Effective Date, Sublandlord will deliver to Subtenant a list of all maintenance contractors currently serving the Building and the parties will work together to determine which contracts, if any, will be assigned to and assumed by Subtenant.
               (viii) Sublandlord will segregate the Building security system from the other buildings which it currently serves and shall leave in place the card key readers and related hardware (except the server).
     4. Rent.
          (a) Base Rent. The Base Rent payable with respect to the Sublease Premises during the Sublease Term shall be $31.75 per rentable square foot, which equates to $3,091,338.75 annual Base Rent to be paid in equal monthly installments of $257,611.56 each. On each anniversary of the Rent Commencement Date, Base Rent shall increase by three and one half percent (3.5%) of the immediately prior Base Rent. Subtenant shall commence paying Base Rent on April 1, 2012 (the “Rent Commencement Date”). All Base Rent shall be paid monthly in advance on the first day of each month, without offset or deduction, to Sublandlord at the notice address set forth in Section 26 or at such other address as Sublandlord shall from time to time advise Subtenant in writing.

          (b) Additional Rent. Commencing on the Rent Commencement Date, in addition to Base Rent, Subtenant shall pay to Sublandlord, or to Master Landlord directly if Master Landlord so requires, (i) Real Property Taxes, (ii) the Asset Management Fee, and (iii) Subtenant’s share of costs incurred by Sublandlord pursuant to Section 8(a) below, all as is more particularly described in this Sublease. In addition, commencing on the Commencement Date Subtenant shall reimburse Sublandlord for any expenses and charges to be paid by Sublandlord, as Tenant, under the Master Lease that Subtenant is expressly required to pay by the terms of this Sublease, which shall include but not be limited to the costs (if any) under Section 8.1 of the Master Lease; cost of any bond required under Section 8.7 of the Master Lease; fees (if any) under Section 19.5 of the Master Lease which are due as a result of the acts of Subtenant; reimbursement for taxes on personal property, equipment and fixtures located in or about the Sublease Premises; and damages recoverable due to a default under the Master Lease which is a result of any Default or failure of performance by Subtenant under this Sublease. All such amounts, together with any other sums that are due from Subtenant to Sublandlord under the terms of this Sublease are designated herein as “Additional Rent” for the purposes of this Sublease. If Subtenant defaults in the performance of any of its obligations hereunder after such notice and opportunity to cure as is provided in this Sublease, then Sublandlord may, but shall not be obligated to, perform such obligations, and the cost thereof to Sublandlord shall also be Additional Rent. Unless otherwise specifically provided in this Sublease, Subtenant shall pay Sublandlord all Additional Rent within ten (10) business days after demand. As used herein the term “Rent” refers to both Base and Additional Rent.
          (c) Rent Credit. Tenant is entitled to a credit against Base Rent in the amount of $185,173 which may be applied toward the payment of Base Rent commencing on the Rent Commencement Date.
     5. Security Deposit.
          (a) On the Effective Date, or, in the case of an LOC as defined below, within ten days of the Effective Date, Subtenant shall pay over to Sublandlord $1,000,000, as security for the full and faithful performance of every provision of this Sublease to be performed by Subtenant (the “Security Deposit”). At Subtenant’s option, the Security Deposit may be in the form of an irrevocable and unconditional standby letter of credit (“LOC”) issued by a financial institution reasonably satisfactory to Sublandlord drawable by Sublandlord upon demand, meeting the requirements set forth below. If Subtenant elects to provide an LOC, then at any time thereafter and at its sole option, Subtenant may substitute the sum of $1,000,000 as the Security Deposit and thereafter terminate the LOC. The Security Deposit is not an advance Rent deposit, an advance payment of any other kind, or a measure of Sublandlord’s damage in case of Subtenant’s default. If Subtenant defaults with respect to any provision of this Sublease, including but not limited to the provisions relating to the payment of Rent, Sublandlord, without prejudice to any other right or remedy it may have, may use, apply or retain all or any part of the Security Deposit for the payment of any Rent or any other amount which Sublandlord may spend or become obligated to spend by reason of Subtenant’s default, to repair damages to any part of the Sublease Premises or the Building, to clean the Sublease Premises or to compensate Sublandlord for any other loss or damage which Sublandlord may suffer by reason of Subtenant’s default. Following any application of the Security Deposit, Subtenant shall, within five (5) days following Sublandlord’s demand, cause the Security Deposit to be restored to its full original amount, and Subtenant’s failure to cause the restoration of the Security Deposit shall be deemed a Default under this Sublease without further notice or cure period. In the event of bankruptcy or other insolvency proceedings filed by or against Subtenant, the Security Deposit shall be deemed to be applied first to the payment of Rent and other charges due Sublandlord for all periods prior to the effective date of such proceedings. Sublandlord shall not be required to keep the Security Deposit separate from its general funds, and Subtenant shall not be entitled to interest on the Security Deposit. If Subtenant fully and faithfully performs every provision of this

Sublease to be performed by Subtenant, the Security Deposit or any unapplied balance thereof shall be returned to Subtenant within a reasonable period of time following the Expiration Date.
          (b) If the Security Deposit is in the form of an LOC, the LOC shall secure the full and faithful performance of Subtenant’s obligations under this Sublease and shall be in the amount of $1,000,000. The LOC shall be fully assignable by Sublandlord and shall be automatically renewable throughout the Sublease Term with a final expiration date no earlier than July 9, 2019. Failure to provide the LOC or to keep it in effect throughout the Sublease Term shall be an immediate Default (as defined Section 20) under this Sublease without notice. The financial institution issuing the LOC (and any renewal or substitute LOC) must (a) be located in the United States and have an office in the continental United States at which the LOC may be presented for payment by facsimile or electronic communication or a local office in the Puget Sound region in which the LOC can be presented for payment, (b) have and maintain at all times total assets of at least One Billion Dollars ($1,000,000,000), and (c) have a Standard and Poors credit rating of AA (or better) for unsecured debt. If (i) the total asset level of the financial institution issuing the LOC falls below One Billion Dollars ($1,000,000,000) or its Standard and Poors credit rating falls below AA, or (ii) the issuing bank closes its United States office at which the LOC may be presented for payment by facsimile or electronic communication or the local office in the Puget Sound region in which the LOC can be presented for payment, then in either of such circumstances, Subtenant shall within ten (10) days after written notice from Sublandlord, provide a substitute letter of credit from another financial institution acceptable to Sublandlord or, at Subtenant’s option, substitute cash in the amount of $1,000,000 as the Security Deposit. If Sublandlord transfers its interest in the Sublease Premises, or any portion thereof, during the term of this Sublease, Sublandlord may transfer the LOC and any and all unapplied proceeds thereof then held by Sublandlord to the transferee and, provided the transferee assumes and agrees to perform all of Sublandlord’s obligations under this Sublease, then Sublandlord thereafter will have no further liability with respect to the LOC or the proceeds, including, without limitation, any liability for the return of the LOC or the proceeds. Subtenant is solely responsible for any and all third-party fees or costs (whether payable to the issuing bank or otherwise) in order to effect such transfer of the LOC. Subtenant shall reimburse Sublandlord upon demand and as a component of Additional Rent for any such fees or costs incurred by Sublandlord.
          (c) Draws. Immediately upon or at any time or from time to time after the occurrence of any one or more Draw Events (as defined below) without notice to Subtenant or an opportunity to cure, Sublandlord shall have the unconditional right to draw on the LOC. Sublandlord may draw on the LOC for the full amount thereof or in any lesser amount or amounts as Sublandlord may determine in its sole and absolute discretion. Any delays in Sublandlord’s draw on the LOC or in Sublandlord’s use of the proceeds of the LOC shall not constitute a waiver by Sublandlord of any of its rights hereunder with respect to the LOC or the proceeds. Sublandlord shall not be liable for any direct, indirect, consequential, special or punitive damages incurred by Subtenant arising from a claim that Sublandlord violated the bankruptcy code’s automatic stay in connection with any draw by Sublandlord on the LOC. As used herein, “Draw Event” means each of the following events:
               (i) Sublandlord’s receipt of a notice from the issuing bank that it will not renew the LOC and Subtenant’s failure to deliver to Sublandlord a renewal, extension or replacement of the LOC meeting all of the requirements hereunder in substantially the same form as the original LOC another form acceptable to Sublandlord in its sole discretion, at least thirty (30) days prior to the scheduled expiration date of the existing LOC; or
               (ii) Any other failure by Subtenant as and when required under this Sublease to provide a renewal, extension or replacement of the LOC meeting all of the requirements hereunder in substantially the same form as the original LOC, or another form acceptable to Sublandlord in its sole discretion; or

               (iii) Subtenant’s failure to make any payment when due under this Sublease including Base Rent and any other component of Rent after the grace period set forth in Section 20(h); or
               (iv) The occurrence of a Default under this Sublease (provided that no notice shall be required in any event in which Sublandlord’s ability to give notice is restricted by applicable law); or
               (v) The occurrence of any one or more of the following: (a) Subtenant’s filing of a petition under any chapter of the Bankruptcy Code, or under any federal, state or foreign bankruptcy statute now existing or hereafter enacted, or Subtenant’s making a general assignment or general arrangement for the benefit of creditors; (b) the filing of an involuntary petition under any chapter of the Bankruptcy Code, or under any federal, state or foreign bankruptcy or insolvency statute now existing or hereafter enacted which is not dismissed in thirty (30) days, or the filing of a petition for adjudication of bankruptcy or for reorganization or rearrangement against Subtenant which is not dismissed in thirty (30) days or the filing of any such petition by Subtenant; (c) the entry of an order for relief under any chapter of the Bankruptcy Code, or under any federal, state or foreign bankruptcy or insolvency statute now existing or hereafter enacted; (d) the appointment of a “custodian,” as such term is defined in the Bankruptcy Code (or of an equivalent thereto under any federal, state or foreign bankruptcy or insolvency statute now existing or hereafter enacted), for Subtenant, or the appointment of a trustee or receiver to take possession of substantially all of Subtenant’s assets located at the Premises or of Subtenant’s interest in this Sublease; or (e) the subjection of all or substantially all of Subtenant’s assets located at the Premises or of Subtenant’s interest in this Sublease to attachment, execution or other judicial seizure; or
               (vi) If the issuing bank fails to maintain a total asset level of at least One Billion Dollars ($1,000,000,000).
     6. Late Fees; Interest. If any installment of Base Rent is not paid by the third day of the month, or if any Additional Rent is not paid within three (3) days of the date when due, Subtenant acknowledges that Sublandlord will incur additional administrative expenses and costs which are difficult or economically impractical to ascertain. Accordingly, if any installment of Base Rent is not paid by the third day of the month, or if any Additional Rent is not paid within three (3) days of the date when due, then Subtenant shall pay an administrative charge to Sublandlord equal to six percent (6%) of the delinquent amount (“Late Fee”). Notwithstanding the foregoing, not more than twice in each calendar year Sublandlord will waive the Late Fee if such delinquency is paid within three (3) business days after Subtenant’s receipt of Sublandlord’s notice. In addition, the Default Interest (as defined in the Master Lease) will accrue on any delinquent Rent. Neither demand for nor receipt of any late charge called for under this Sublease shall (i) operate to waive any default by Subtenant or provide a substitute for Subtenant’s full and timely performance of the obligation to pay Rent, or (ii) limit the exercise of any other right or remedy Sublandlord may have under this Sublease in case of Subtenant’s Default.
     7. Permitted Use. Subtenant shall be permitted to use the Sublease Premises only for those uses permitted under Section 4.1 of the Master Lease and subject to all conditions and limitations concerning use that are set forth in the Master Lease (the “Permitted Use”). If Subtenant proposes any use of the Sublease Premises that requires the consent of Master Landlord under the terms of the Master Lease, then so long as Sublandlord cannot be required to expend any sums at any time as a result of the change in use, or will not incur any risk of liability or damages greater than the risk presented by the current uses as a result of Subtenant’s use, Sublandlord shall consent to Subtenant’s proposed use; provided, however, that nothing in this Section 7 shall permit any improvements to the Sublease Premises without Sublandlord’s consent that otherwise require Sublandlord’s consent under the terms of this Sublease.

     8. Lease Obligations; Services.
          (a) Maintenance and Repair. From and after the Commencement Date, Subtenant shall perform all of Sublandlord’s obligations under Sections 4.2 and 5.1of the Master Lease as they relate to the maintenance and repair of the Sublease Premises, except that: (i) the phrase “the standards of maintenance and repair adhered to by Tenant prior to the Commencement Date” as used in Section 5.1 of the Master Lease shall not apply, and Subtenant shall keep and maintain the Sublease Premises in a condition that is comparable with similar research and development facilities in Seattle, Washington, and (ii) Sublandlord (and not Subtenant) shall be responsible for and pay for all capital costs associated with the maintenance, repair and replacement of building foundations, bearing walls, roof structures and glass except to the extent such repair or replacement is necessitated by Subtenant’s acts or omissions, and (iii) with respect to capital costs associated with replacement of any Building system or component of a Building system (other than those that are required in order to make or repair Subtenant’s Initial Alterations or any subsequent Alterations made at Subtenant’s request) which costs Ten Thousand Dollars ($10,000) or more and has a useful life of seven (7) years or more (“Capital Item”), such replacements shall be made and paid for by Subtenant, but the cost for such Capital Item shall be amortized over the useful life of the Capital Item at a rate of interest equal to the then-current prime rate as published in the Wall Street Journal plus five percent (5%) (or, if the Wall Street Journal no longer publishes a prime rate of interest, then the prime rate of interest regularly published by a comparable publication plus five percent (5%)), and Subtenant shall bear and pay only that portion of the cost of the Capital Item that is attributable to the remaining Sublease Term and Sublandlord shall reimburse Subtenant for the remaining cost of the Capital Item. Sublandlord will only be required to pay for Capital Items replaced at the end of their useful life with equipment of comparable quality. Prior to purchasing any Capital Item for which Subtenant will seek reimbursement from Sublandlord, or perform any work related thereto, Subtenant shall provide to Sublandlord, for its review and approval, a copy of all bids, bills, work orders or invoices related to the Capital Item that Subtenant reasonably concludes are qualified and responsive to Subtenant’s bid request. If Sublandlord fails to respond to Subtenant within fifteen (15) days after its receipt of such bids, bills work orders or invoices, Sublandlord shall be deemed to have consented to the lowest bid. Except where Sublandlord has approved a specific bid, or the parties have otherwise agreed, if Subtenant selects a bid that is not the lowest bid, Sublandlord’s responsibility to pay a portion of the cost of the Capital Item shall be limited to the share required under the terms of this Section 8(a) of the lowest bid. If Sublandlord shall fail to reimburse Subtenant for its share of the costs for which reimbursement is due within thirty (30) days after receipt of a paid invoice from Subtenant and all full and final lien releases, Subtenant shall have the right to offset the amount owed by Sublandlord against Rent next due and owing. Notwithstanding anything to the contrary set forth herein, Subtenant shall not submit any invoices for reimbursement from Sublandlord for Capital Items subject to reimbursement hereunder until the sum of such invoices exceeds Twenty-five Thousand Dollars ($25,000); Sublandlord shall pay its share of the total sum submitted, including its share of the first $25,000. Within a reasonable time following the Commencement Date, and on each anniversary of the Commencement Date thereafter, Subtenant shall provide to Sublandlord its annual repair and maintenance plan for the Building which shall include but not be limited to a summary of repair, maintenance and replacements made by Subtenant during the immediately preceding year and the repairs, maintenance and replacements Subtenant anticipates in the forthcoming year and including Subtenant’s preventative maintenance plans. Subtenant shall provide Sublandlord with documentation relating to any maintenance, repairs, or replacements of Building systems or components of Building Systems performed during the Sublease Term, including copies of contracts, equipment manuals and installation specifications. Except as expressly provided in this subsection 8(a), Sublandlord shall have no repair or maintenance responsibility with respect to the Sublease Premises.
          (b) Utilities. Sublandlord shall have no duty to provide any services or utilities to Subtenant. Subtenant shall pay when due all charges for utility services provided to the Sublease Premises during the Term of this Sublease, including power, water and sewer, and gas, subject, however, to Subtenant’s right to contest any such charges as described in subsection 8(d) below.

          (c) Taxes. Subject to subsection 8(d) below, Subtenant shall pay when due all Real Property Taxes as that term is defined in the Master Lease, except that Subtenant shall not in any event be obligated to pay any Real Property Taxes attributable to land or improvements that are not a part of the Sublease Premises. If any assessment may be paid in installments, Subtenant shall be responsible only for those installments that are due and payable during the Sublease Term and for the portions of installments (if any) that accrue during the Sublease Term. Subtenant shall pay all personal property taxes levied against the Sublease Premises (other than Sublandlord’s property located in the IT Room) as and when due to the extent the levy thereof is attributable to the Sublease Term and all such taxes are assessed against Subtenant’s property.
          (d) Contests. Subtenant shall have the right to contest any and all amounts that are Third Party Payments (as that term is defined in Section 22 of the Master Lease), on the terms and conditions, and subject to the limitations, that are set forth in Section 22 of the Master Lease.
          (e) Compliance with Law. Subtenant shall comply with all federal, state, municipal and local laws, codes, ordinances, rules and regulations of governmental authorities, committees, associations, or other regulatory committees, agencies or governing bodies having jurisdiction over the Master Premises or Subtenant’s use of the Sublease Premises, including both statutory and common laws and hazard waste rules and regulations (collectively, “Laws”) and of all insurance bodies and their fire prevention engineers at any time in force, applicable to the use, condition, occupancy or modification of the Sublease Premises, including without limitation, all Laws promulgated or applicable as a result of the Americans with Disabilities Act. Without limiting the generality of the foregoing, Subtenant shall be responsible for all modifications (including structural modifications) to the Sublease Premises triggered or required as a result of Subtenant’s particular use or modification of the Sublease Premises, and all such modifications must comply with the conditions imposed for any Alterations to the Sublease Premises under this Sublease and under the Master Lease.
          (f) Environmental Matters.
               (1) All provisions of the Master Lease relating to the Tenant’s or Sublandlord’s use of Hazardous Materials or liability arising in connection with Environmental Requirements except for Section 19.2 are hereby incorporated herein, with the term “Subtenant” substituted for the term “Tenant”, except that (i) Sublandlord is not assuming any responsibility for or liability with respect to any liabilities of Master Landlord under the Master Lease in connection with breaches by it of any Environmental Requirements or Hazardous Materials brought onto the Sublease Premises by others except as expressly provided in this subsection (f), and (ii) notwithstanding anything to the contrary in this subsection (f)(1) or in (f)(2) below, Subtenant shall have no responsibility for or liability to Master Landlord, Sublandlord or any other person or entity with respect to contamination existing prior to the date of Subtenant’s entry onto the Sublease Premises or that migrates onto the Sublease Premises or with respect to any breaches of any Environmental Requirements as a result of Hazardous Materials brought onto the Sublease Premises (including Hazardous Materials migrating from the Sublease Premises) (A) by Sublandlord, or (B) by any person or entity other than Subtenant prior to the Commencement Date. Notwithstanding the foregoing, the definition of “Environmental Claims” from the Master Lease is incorporated herein and the definition of “Subtenant Relevant Contamination” shall be substituted for “Relevant Contamination” in the provisions of the Master Lease incorporated into this Sublease by this Section 8(f).
               (2) Subtenant hereby indemnifies and shall defend and hold Sublandlord, its officers, directors, employees, agents and contractors harmless from any and all Environmental Claims connected to or arising from (i) breaches of Subtenant’s obligations under Section 8(f)(1); and (ii) the presence of any Hazardous Materials above, on or under the Sublease Premises that results in contamination during the Sublease Term (or any hold over period) by Hazardous Materials brought into, kept, used, stored, handled, treated, generated in or about, or released or disposed of from, the Sublease Premises by anyone other than Sublandlord, Sublandlord’s employees, agents and contractors, Master Landlord or Master Landlord’s employees, agents and contractors (the “Subtenant Relevant Contamination”). This indemnification of Sublandlord by Subtenant includes, without limitation, costs incurred in connection with any investigation of site conditions or any cleanup, treatment, remediation, removal, or restoration work required by any federal state or local governmental authority because of Hazardous Materials present in the air, soil or ground water above, on, or under the Sublease Premises. Without limiting the foregoing, if the presence of any Hazardous Materials on the Sublease Premises or any adjacent property caused or permitted by Subtenant or any Subtenant Related Party results in the Subtenant Relevant Contamination of the Sublease Premises or any adjacent property, Subtenant shall promptly take all actions at is sole expense and in accordance with applicable Environmental Requirements as are necessary to return the Sublease Premises or any adjacent property to the condition existing prior to the time of such contamination, provided that Master Landlord’s approval of such action shall first be obtained in accordance with the Master Lease. Notwithstanding anything to the contrary stated in this Section 8(f)(2), (A) for claims relating to Subtenant Relevant Contamination of property adjacent to the Sublease Premises, Subtenant’s obligations under this Section 8(f)(2) are limited to any clean up requirement imposed by a governmental entity; and (B) in no event shall Subtenant’s obligations in this Section 8(f)(2) include any Hazardous Materials releases to the extent they are caused by Sublandlord, its employees, agents or contractors or Master Landlord, its employees, agents or contractors.
               (3) Sublandlord hereby indemnifies and shall defend and hold Subtenant, its officers, directors, employees, agents and contractors harmless from any and all Environmental Claims for which Subtenant is not responsible under the terms of the Sublease, including but not limited to Environmental Claims connected to or arising from the presence of Hazardous Materials above, on or under the Sublease Premises that results in contamination by Hazardous Materials brought into, kept, used, stored, handled, treated, generated in or about, or released or disposed of from, the Sublease Premises by Sublandlord, Sublandlord’s employees, agents and contractors, Master Landlord or Master Landlord’s employees, agents and contractors.
          (g) Services. Sublandlord grants to Subtenant the right, so long as Subtenant is not in Default, to receive all of the services and benefits with respect to the Sublease Premises which are to be provided by Master Landlord under the Master Lease. Nothing in this Sublease imposes any obligation or duty on Sublandlord to perform any obligations of Master Landlord which are, by their nature, the obligation of an owner or manager of real property except to the extent expressly set forth in this Sublease. Sublandlord shall have no responsibility for or be liable to Subtenant for any default, failure or delay on the part of Master Landlord in the performance or observance by Master Landlord of any of its obligations under the Master Lease; provided that Sublandlord will reasonably cooperate with Subtenant, at Subtenant’s expense, to cause Master Landlord to perform its obligations under the Master Lease.
     9. Alterations.
          (a) Initial Alterations. Subtenant may install improvements to the Sublease Premises it deems necessary to ready the Sublease Premises for Subtenant’s use at its own cost and expense (“Initial Alterations”), subject to the Allowance (defined below), and in accordance with the terms and limitations and the requirements relating to Alterations set forth in the Master Lease including all definitions and categories described in Article 8 and all Laws. Prior to the installation of the Initial Alterations, Subtenant shall submit all Plans and plans and specifications required under the Master Lease to Sublandlord for Sublandlord’s and Master Landlord’s review and approval. Sublandlord’s consent shall not be unreasonably withheld, conditioned or delayed, and shall not be withheld if (i) consent is granted by Master Landlord, (ii) Master Landlord has agreed in writing that neither Subtenant nor Sublandlord would be required to remove any of the improvements installed by Subtenant upon expiration of the Master Lease or the Sublease Term and (iii) such improvements do not impose additional obligations upon Sublandlord with respect to surrender of the Premises upon expiration of the Master Lease. Sublandlord will reimburse Subtenant in an amount up to forty dollars ($40.00) per rentable square foot of the Sublease Premises (the “Allowance”) for Initial Alterations approved by Master Landlord and Sublandlord. Sublandlord shall pay the Allowance to Subtenant during the course of installation of the Initial Alterations in periodic payments (but no more frequently than once every thirty (30) days) after all of the following conditions have been satisfied: (i) Sublandlord’s receipt of a certification from Subtenant and its architect that the work covered in the request has been satisfactorily completed in accordance with the approved plans; (ii) Sublandlord’s receipt of invoices for all costs and expenses related to the Initial Alterations, including such appropriate back-up documentation as Sublandlord may reasonably request; (iii) Sublandlord’s receipt of conditional lien releases from all parties performing work or providing materials to be paid for from such draw; (iv) with respect to the final disbursement only, Sublandlord’s receipt of full and final lien releases from all contractors, subcontractors and suppliers; and (v) with respect to the final disbursement only, Sublandlord’s receipt of a copy of the certificate of occupancy for the Sublease Premises or other evidence that all applicable governmental agencies have fully and finally approved such work. For each disbursement request submitted by Subtenant, Sublandlord shall disburse to Subtenant the portion of the Allowance attributable to such work. Disbursements will be made within thirty (30) days of submission by Subtenant of all documents required under the terms of this Section 9(a). Notwithstanding anything to the contrary, Sublandlord shall not be obligated to disburse any portion of the Allowance during the continuance of an uncured default, and Sublandlord’s obligation to disburse shall only resume when and if such default is cured.
          (b) Subsequent Alterations; Standard of Consent. Following construction of the Initial Alterations, Subtenant may make “Subsequent Alterations” to the Sublease Premises subject to all of the requirements of the Master Lease (including all definitions and categories set forth in Article 8) and the consent of both Master Landlord and Sublandlord (Initial Alterations and Subsequent Alterations shall be referred to herein collectively as “Alterations”); provided, however, that for any Subsequent Alterations for which Master Landlord’s consent is not required under the terms of the Master Lease and which will not affect the building structure, the HVAC system, or require removal and restoration upon expiration or earlier termination of the Sublease Term, Sublandlord’s consent shall not be required. Otherwise, the standards, and conditions applied to Sublandlord granting consent to the Alterations shall be the same as those applied to Master Landlord under the Master Lease. Sublandlord’s consent shall not be unreasonably withheld, conditioned or delayed, and shall not be withheld if consent is granted by Master Landlord and Master Landlord confirms in writing that removal and restoration of the improvements will not be required upon expiration or earlier termination of the Sublease Term or the Master Lease Term and such improvements do not impose any additional obligations upon Sublandlord with respect to surrender of the Premises upon expiration of the Master Lease Term. If Subtenant’s proposed Alterations do not require Master Landlord’s consent under the terms of the Master Lease, except as otherwise expressly provided above Sublandlord’s consent thereto shall nonetheless be required, but Sublandlord’s consent to such Alterations shall not be unreasonably withheld, conditioned or delayed. Sublandlord shall use reasonable efforts, at no cost to Sublandlord, to obtain the consent of Master Landlord if such consent is required under the Master Lease. If Alterations by Subtenant are permitted or consented to, Subtenant shall comply with all of the covenants of Sublandlord, as tenant, contained in the Master Lease pertaining to the installation and removal of such Alterations. In addition, Subtenant shall indemnify, defend and hold harmless Sublandlord and the Sublandlord Related Parties (as defined in Section 10(c) below) against any Losses (as defined in Section 10(c) below) imposed on Sublandlord or any Sublandlord Related Parties arising out of the installation and removal of Alterations by Subtenant.

          (c) Insurance; Restoration/Removal. If Subtenant performs any Alterations, Subtenant shall be obligated to insure all such Alterations during the Sublease Term for the full replacement cost value and as otherwise required under this Sublease and the Master Lease, and to remove such Alterations and restore the Sublease Premises to the condition existing on the Commencement Date if the Master Lease or Master Landlord requires such removal and restoration by Sublandlord. Sublandlord shall not require removal of any Initial Alterations or Subsequent Alterations unless Master Landlord requires such removal.
          (d) Reimbursement of Fees; Time Period for Review. In connection with any proposed Alterations, Subtenant shall reimburse Sublandlord all actual expenses incurred by Sublandlord in the review and approval of Plans, and for all amounts assessed by Master Landlord under the Master Lease (if any) in connection with Master Landlord’s review and approval, of any proposed Alterations. Wherever a time period for review and approval by Master Landlord is stated in the Master Lease, a similar time period for Sublandlord’s review and approval shall also be afforded. Subtenant shall submit plans and specifications required under the Master Lease and Plans to Master Landlord and Sublandlord for concurrent review by both parties.
     10. Insurance.
          (a) Insurance Requirements. Throughout the Sublease Term, Subtenant shall procure and maintain, at its own cost and expense all insurance and any other coverages as are required to be carried by tenant under the Master Lease and shall meet all requirements under the Master Lease including those requirements set forth in Sections 9.2 through 9.4. All insurance shall name Sublandlord (and any of its designees), as well as Master Landlord (and any of its designees), as additional insureds and loss payees in the manner required in the Master Lease. Subtenant shall furnish to Sublandlord a certificate, in form and substance consistent with the requirements of the Master Lease, of Subtenant’s insurance required under this Section 10 on or before the Commencement Date. Subtenant’s general liability policies shall provide cross-liability coverage for Subtenant and Sublandlord (and any of its designees) to provide severability of interests, and the coverage afforded to Sublandlord must be as broad as that afforded to Subtenant. Within five (5) business days after any renewal (or such earlier date as may be requested pursuant to the Master Lease) or promptly upon any other request by Sublandlord, Subtenant shall furnish Sublandlord with copies of policies, or certificates of insurance on ACORD 25 or comparable form, and a copy of the endorsement to Subtenant’s liability policy showing the additional insureds and loss payees. In the event Subtenant does not maintain said insurance, Sublandlord may, in its sole discretion and without waiving any other remedies hereunder, procure said insurance and Subtenant shall pay to Sublandlord as Rent the cost of said insurance plus a ten percent (10%) administrative fee.
          (b) Waiver of Subrogation. Sublandlord and Subtenant hereby waive on behalf of themselves and on behalf of their respective insurers their respective rights of recovery against the other and the officers, employees, agents and representatives of the other on account of loss or damage occasioned to Sublandlord or Subtenant, as the case may be, or its property or the properties of others under its control caused by fire or any of the extended coverage risks described hereunder to the extent that such loss or damage lies within the scope of the property damage policy described in Section 9.1.1 of the Maser Lease. If necessary for its effectiveness, Subtenant shall give notice to its insurance carrier of the foregoing waiver of subrogation.
          (c) Subtenant’s Indemnity. Except to the extent that Sublandlord waives such claims under the terms of Section 10(b) above, Subtenant agrees to protect, defend, indemnify and hold Sublandlord and its trustees, members, principals, beneficiaries, partners, officers, directors, shareholders and employees (collectively, the “Sublandlord Related Parties”) harmless from all liabilities, obligations, damages, penalties, claims, actions, costs, liens, charges and expenses, including, without limitation, reasonable attorneys’ fees and other professional fees (if and to the extent permitted by Law) (collectively referred to as “Losses”), which may be imposed upon, incurred by or asserted against Sublandlord or any of the Sublandlord Related Parties, or for which Sublandlord may be liable to Master Landlord, arising from (a) the use, modification or occupancy of the Sublease Premises, and (b) the acts or omissions of Subtenant, its employees, agents or contractors, members, trustees, principals, beneficiaries, partners, officers, directors, shareholders, invitees or licensees (collectively, the “Subtenant Related Parties”). Subtenant’s obligations to protect, defend, indemnify and hold harmless Sublandlord and the Sublandlord Related Parties under this Section 10(c) are in no way conditioned upon either (i) Subtenant’s or any Subtenant Related Party’s acts or omissions being a cause of any underlying Losses, or (ii) Sublandlord or any Sublandlord Related Parties being free of negligence or wrongful conduct in connection therewith; provided, however, that Subtenant shall not be required to indemnify or hold Sublandlord harmless to the extent that Sublandlord’s negligence or willful misconduct is the cause of any Losses. The provisions of this Section 10(c) shall survive the expiration or any earlier termination of this Sublease.
          (d) Sublandlord’s Indemnity. Sublandlord agrees to protect, defend, indemnify and hold Subtenant and the Subtenant Related Parties harmless from all Losses which may be imposed upon, incurred by or asserted against Subtenant or any of the Subtenant Related Parties, or for which Subtenant may be liable to Master Landlord, arising from the negligent acts or omissions of Sublandlord or the Sublandlord Related Parties. The provisions of this Section 10(d) shall survive the expiration or any earlier termination of this Sublease.
          (e) Waiver of Consequential Damages. Except for any liability that Subtenant may have under this Sublease for holding over in the Sublease Premises, Sublandlord and Subtenant each waive any claim it may have against the other for consequential damages resulting from a breach of the terms of this Sublease.
          (f) Special Indemnity Provision. If and to the extent that RCW 4.24.115 applies, all provisions of this Sublease pursuant to which Sublandlord or Subtenant (each an “Indemnitor”) agrees to indemnify the other (the “Indemnitee”) against liability for damages arising out of bodily injury to persons or damage to property relative to the construction, alteration, repair, addition to, subtraction from, improvement to or maintenance of any building, road or other structure, project, development or improvement attached to land, including the Leased Premises, (i) shall not apply to damages caused by or resulting from the sole negligence of the Indemnitee, its agents or employees, and (ii) to the extent caused by or resulting from the concurrent negligence of (a) the Indemnitee or the Indemnitee’s agents or employees and (b) the Indemnitor or the Indemnitor’s agents or employees, shall apply only to the extent of the Indemnitor’s negligence; provided, however, the limitations on indemnity set forth in this paragraph shall automatically and without further act by either Sublandlord or Subtenant be deemed amended so as to remove any of the restrictions contained in this paragraph that are no longer required by then applicable law. Sublandlord and Subtenant specifically agree that the provisions of this Section 10(f) also apply to any claim of injury or damage to the parties’ respective employees or their property. Each party hereto acknowledges and agrees that with respect to the indemnification provisions set forth in this Sublease, it waives any right of immunity that it may have under Title 51 RCW as amended or replaced. This waiver and agreement was specifically negotiated by the parties and is solely for their benefit and is not intended as a waiver of immunity under Title 51 RCW for any other purpose.
     11. Assignment and Subletting.
          (a) Except with the prior written consent of Sublandlord, which consent shall not be unreasonably withheld, conditioned or delayed, (and the Master Landlord if and as required under Article 13 of the Master Lease), except as provided below with respect to transfers to Affiliates, Subtenant shall not voluntarily, involuntarily or by operation of law (a) Transfer (as defined in the Master Lease) this Sublease or any interest under it; (b) allow any Transfer thereof or any lien upon Subtenant’s interest by operation of law; (c) further sublet the Sublease Premises or any part thereof; or (d) permit the occupancy of the Sublease Premises or any part thereof by anyone other than Subtenant (all of the foregoing hereby referred to collectively herein as a “Transfer”). Subtenant shall provide Sublandlord with not less than thirty (30) days prior notice of a proposed Transfer. With any request for consent to a Transfer for which consent is required, Subtenant will submit a copy of the proposed Transfer document to Sublandlord and notify Sublandlord of the proposed effective date of the Transfer, the name of the proposed transferee (accompanied by evidence of the nature, character, ownership, business, and financial condition of the transferee and its business), all terms and conditions (including rental and other consideration) of or relating to the Transfer, a general description of any proposed alterations along with any other information required by Master Landlord as a requirement for considering a request for a Transfer, including without limitation the information listed in Master Lease Section 13.1. Sublandlord shall grant or deny its consent to the proposed Transfer within thirty (30) days following submission of Subtenant’s request accompanied by the information required herein. If Sublandlord does not respond within such thirty (30) day period, Sublandlord shall be deemed to have not consented to such Transfer. Consent by Sublandlord to any Transfer shall not be a waiver of Sublandlord’s rights as to any subsequent Transfer. Subtenant shall pay Sublandlord a review fee not exceeding $1,000.00 for Sublandlord’s review of any Permitted Transfer or requested Transfer for its actual, out of pocket, reasonable costs and expenses (including reasonable attorney’s fees); provided that in addition and not subject to the $1,000 maximum, Subtenant shall pay Sublandlord any expenses and other amounts (including attorney’s fees) charged by Master Landlord in connection therewith, when applicable and only to the extent provided for in the Master Lease. Any approved Transfer shall be expressly subject to the terms and conditions of the Master Lease and this Sublease. Upon Default while a Transfer is in effect, Sublandlord may collect directly from the transferee all sums becoming due to Subtenant under the Transfer and apply this amount against any sums due Sublandlord by Subtenant, and Subtenant hereby authorizes and directs any transferee to make payments directly to Sublandlord upon notice from Sublandlord. No direct collection by Sublandlord from any transferee shall constitute a novation or release of Subtenant, a consent to the Transfer or a waiver of the covenant prohibiting Transfers.
          (b) Notwithstanding anything to the contrary in this Sublease, without releasing Subtenant from primary liability hereunder, Subtenant may, without Sublandlord’s prior written consent, but with advance written notice to Sublandlord, sub-sublet all or portions of the Sublease Premises or assign the Sublease to an Affiliate (as defined in Sections 13.2(a) and (b) of the Master Lease) of Subtenant. Notwithstanding the terms of the agreement actually signed, the transferee of any such assignment or sub-sublet shall be deemed to have assumed and agreed to perform all of Subtenant’s obligations under this Sublease with respect to the portion of the Sublease Premises that is the subject of the assignment or sub-sublease.
          (c) Except with respect to any Transfer to an Affiliate, if and at such time as Subtenant receives any “rent profit” for any Transfer (as that term is used and defined in the Master Lease Section 13.7), then 50% of such consideration shall be immediately due and payable by Subtenant to Sublandlord as Additional Rent under this Sublease. Subtenant shall allow Sublandlord to review and audit Subtenant’s book and records for the purpose of verifying Subtenant’s calculation of rent profit payable to Sublandlord.
          (d) No assignment or sublease approved hereunder shall be effective or commence unless and until any default by Subtenant hereunder has been cured and unless and until satisfaction of all requirements relating to Transfers (if any) set forth in the Master Lease. No assignment or subletting permitted pursuant to this Section shall relieve Subtenant from Subtenant’s obligations and agreements under this Sublease, and Subtenant shall continue to be liable as a principal and not as a guarantor or surety, to the same extent as though no assignment or subletting had been made.
          (e) Any sublease approved hereunder shall conform to the requirements set forth in Section 13.6 of the Master Lease.
     12. Casualty; Condemnation.
          (a) Casualty.
               (i) Reparable within 365 days. If fire or other casualty damages the whole or any material part of the Sublease Premises such that it cannot be and is not used for its intended purposes, and if the Sublease Premises can be repaired and restored within 365 days after the date of the casualty, then, except as provided in (ii) below, and provided all insurance proceeds are made available timely to Subtenant as needed for purposes of repair and restoration, Subtenant will promptly commence to repair and restore the damaged portion or portions of the Sublease Premises to as near their condition prior to the casualty as is reasonably possible, and shall diligently pursue repair and restoration to completion. In that case, this Sublease shall remain in full force and effect, but all Rent shall abate pro rata for the period during which all or a part of the Sublease Premises cannot and is not being used for its intended purposes, such calculation to be based upon the number of rentable square feet in the portion of the Sublease Premises that is not and cannot be used for its intended purposes as compared with the total number of rentable square feet in the Sublease Premises.
               (ii) Not Repairable Within 365 Days. If fire or other casualty damages the whole or any material part of the Sublease Premises such that it cannot and is not being used for its intended purposes, and (A) if the Sublease Premises cannot reasonably be repaired and restored within 365 days after the date of the casualty, or (B) if the casualty occurs during the last eighteen (18) months of the Sublease Term or (C) if the casualty is not within the scope covered by the property damage policy then required by the terms of the Master Lease, then Subtenant may terminate this Sublease by written notice to Sublandlord effective on the date of notice and Sublandlord (or Master Landlord, if required by the Master Lease) shall receive all insurance proceeds from the property damage coverage required by Section 9.1.1 of the Master Lease. Rent will abate from the date of the casualty according to the formula set forth in Section (i) above.
               (iii) Subtenant’s Repair Obligation. If this Sublease is not terminated under Sections (i) or (ii) above following a fire or other casualty, then, provided all insurance proceeds are made available timely to Subtenant in the manner set forth in the Master Lease, Subtenant will repair and restore the Sublease Premises to as near their condition prior to the fire or other casualty as is reasonably possible with all commercially reasonable diligence and speed and Rent will abate pro rata according to the formula set forth in Section (i) above. Notwithstanding the foregoing, if Subtenant does not elect to terminate this Sublease pursuant to subsection (ii) above, then Subtenant shall be responsible for all costs of repair and restoration of the Sublease Premises to the extent those costs exceed insurance proceeds resulting from the casualty.
               (iv) Abatement. Except as expressly provided above, Rent shall not abate.
     (b) Condemnation
               (i) Substantial Taking. If a condemning authority desires to effect a taking of all or any material part of the Sublease Premises, Sublandlord will notify Subtenant and Subtenant shall have ninety (90) days from the date of such notice to reasonably determine whether that taking would render the Sublease Premises unsuitable for Subtenant’s intended purposes. If Subtenant concludes that the taking will render the Sublease Premises unsuitable for Subtenant’s intended purposes, Sublandlord and Subtenant will document such determination and this Sublease will terminate as of the date the condemning authority takes possession of the portion of the Sublease Property taken. Subtenant will pay Rent to the date of termination. If Subtenant does not exercise it option to terminate, then this Sublease will continue in full force and effect.
               (ii) Repair Obligations. If this Sublease does not terminate under subsection (i), this Sublease will terminate automatically as to the portion of the Sublease Premises taken as of the date the condemning authority takes possession, Subtenant will restore the remaining portion of the Sublease Premises to a complete architectural unit with all commercially reasonable diligence and speed, Sublandlord shall make available to Subtenant such portion of the condemnation award as may be necessary for such restoration, and Base Rent will be reduced for the period after the date the condemning authority takes possession to a sum equal to the product of the Base Rent provided for in this Sublease with respect to the Sublease Premises multiplied by a fraction, the numerator of which is the number of rentable square feet of the Sublease Premises after the taking and after restoration of the Sublease Premises to a complete architectural unit, and the denominator of which is the number of rentable square feet of the Sublease Premises prior to the taking. Subtenant’s obligation to pay Rent will abate on a proportionate basis with respect to that portion of the Sublease Premises remaining after the taking that Subtenant is unable to use during restoration for the period of time that Subtenant is unable to use such portion of the Sublease Premises.
               (iii) Participation in the Award. Subject to Sublandlord’s obligation to make the condemnation award proceeds available to Subtenant in connection with restoration pursuant to subsection 12(b)(ii) above, Subtenant waives any interest that Subtenant may have in any and all damages, awards or other payments resulting form or paid on account of any taking, except that Subtenant may recover from the condemning authority such compensation as may be separately recoverable for damages to or condemnation of Subtenant’s movable trade fixtures and equipment and for moving expenses; provided however, that Subtenant has no right to receive any award for its interest in this Sublease or for loss of leasehold.
     13. Parking. The parties acknowledge that it is a condition of the permit for use of the Building that forty-five (45) parking spaces at the building located at 1201 Eastlake Avenue East be dedicated for use by the occupant of the Building. Subtenant shall have the right to use all of the parking in the Building’s parking garage at no additional charge and up to forty-five (45) parking spaces on the surface lot and in the parking garage at 1201 Eastlake Avenue East (the “Steam Plant Building”) during the Sublease Term. The rate for parking at the Steam Plant Building shall be eighty-five dollars ($85.00) per parking stall per month for the surface parking spaces and one hundred and thirty dollars ($130.00) per parking stall per month for those spaces located in the parking garage, plus applicable sales or use taxes. All parking spaces provided to Subtenant at the Steam Plant Building shall be available for the common use by Sublandlord on a non-exclusive basis, subject to any reasonable restrictions from time to time imposed by Sublandlord or Master Landlord including all security requirements. Subtenant shall make commercially reasonable efforts to minimize or eliminate the need for Subtenant to utilize the Steam Plant Building parking but shall not be required to take any action that would violate the terms of the permit for use of the Building. All parking fees due hereunder shall be payable to Sublandlord commencing on the Commencement Date and on or before the first day of the month during the Sublease Term.
     14. Sublandlord’s Representations, Warranties and Covenants.
          (a) Sublandlord represents and warrants to Subtenant as follows:

               (i) Exhibit B is a true, complete copy of the Master Lease, and the Master Lease is in full force and effect and has not been modified, supplemented or amended except as expressly set forth in Recital A of this Sublease;
               (ii) To its knowledge, Sublandlord has fulfilled its duties under the Master Lease and has not received any notice of default under the Master Lease;
               (iii) To Sublandlord’s knowledge, Master Landlord has fulfilled all of its duties under the Master Lease and is not in default under the Master Lease, and, to Sublandlord’s knowledge, no event is outstanding and is continuing which would constitute an Event of Default under the Master Lease but for the requirement of the giving of notice and/or the expiration of the period of time to cure;
               (iv) Sublandlord has not assigned, transferred or delegated any of its rights or duties under the Master Lease, or pledged or encumbered any of its interest in, or rights under the Master Lease;
               (v) Sublandlord shall not commit any act or omission that will result in a violation of or an Event of Default under any of the provisions of the Master Lease.
               (vi) Sublandlord shall use reasonable efforts at no cost to Sublandlord to cause Master Landlord to perform its obligations under the Master Lease for the benefit of Subtenant, and to obtain any required consents under the Master Lease for the benefit of Subtenant.
               (vii) Sublandlord shall deliver to Subtenant a copy of any notice received from Master Landlord relating to the Sublease Premises within two (2) days of Sublandlord’s receipt thereof.
               (viii) In the event that Sublandlord defaults under any of its obligations under the Master Lease that have not been delegated to Subtenant hereunder, following written notice to Sublandlord, Subtenant shall have the right to cure the default on or before the date Sublandlord’s applicable cure period expires. If any such default is cured by Subtenant, then Sublandlord shall reimburse to Subtenant any sums paid or incurred by Subtenant in effecting the cure within ten (10) days after notice and demand therefor from Subtenant, together with interest at the Default Rate specified in the Master Lease. If Sublandlord fails to reimburse Subtenant within such ten (10) day period, then in addition to any other remedies that Subtenant may have in law or in equity, Subtenant may deduct such amounts from subsequent installments of Base Rent and Additional Rent due to Sublandlord under this Sublease. In addition, if any such default is cured by Subtenant, then thereafter Subtenant shall have the right in its sole discretion to pay all sums due hereunder directly to Master Landlord.
               (ix) Sublandlord shall not voluntarily amend or terminate the Master Lease, or surrender all or any portion of the Premises without Subtenant’s prior written consent, provided that Sublandlord shall notify Subtenant as soon as reasonably possible its intent to terminate the Master Lease in the event of a casualty or condemnation.
     15. Signage. Subject to Master Landlord’s consent, Subtenant may place signage on the exterior of the Building provided that all such signage shall be installed at Subtenant’s sole cost and expense and in compliance with all Laws. Subtenant shall be required to remove any exterior signage upon expiration or earlier termination of this Sublease and promptly repair any and all damage caused by installation and removal of such signs.

     16. Surrender.
          (a) On the Expiration Date, or upon the earlier termination of the Sublease or of Subtenant’s right to possession of the Sublease Premises, Subtenant will at once surrender and deliver up the Sublease Premises, together with all improvements thereon, to Sublandlord in as good condition and repair as when delivered to Subtenant, reasonable wear and tear and casualty or condemnation not required to be restored by Subtenant excepted. Conditions existing because of Subtenant’s failure to perform maintenance, repairs or replacements as required of Subtenant under this Sublease shall not be deemed “reasonable wear and tear.” Subtenant shall surrender to Sublandlord all keys to the Sublease Premises and make known to Sublandlord the combination of all combination locks which Subtenant is permitted to leave on the Sublease Premises.
          (b) All Alterations in or upon the Sublease Premises made by Subtenant and not removed or required to be removed hereunder shall immediately become a part of and shall remain upon the Sublease Premises upon such termination without compensation, allowance or credit to Subtenant. To the extent required under the Master Lease or pursuant to Section 9 of this Sublease, Subtenant shall restore the Sublease Premises to their condition prior to the making of such Alterations and repair any damage occasioned by such removal or restoration. If Subtenant is permitted or required to remove any Alteration or a portion thereof, and Subtenant does not complete such removal in accordance with this Section, Sublandlord may remove the same (and repair any damage occasioned thereby), and dispose thereof, or at its election, warehouse the same. Subtenant shall pay the costs of such removal, repair and warehousing, plus an administrative fee equal to ten percent (10%) of such costs, on demand.
          (c) On the Expiration Date, or upon the earlier termination of the Sublease or of Subtenant’s right to possession of the Sublease Premises, Subtenant shall remove Subtenant’s articles of personal property incident to Subtenant’s business which are not permanently affixed to the Sublease Premises, including all Remaining Property (collectively referred to herein as “Trade Fixtures”), provided that the definition of Trade Fixtures is further limited to only those Subtenant’s Alterations and/or Subtenant’s equipment which fail to meet the Fixed Equipment Criteria of Master Lease Section 8.8. Upon the removal of Trade Fixtures Subtenant shall repair any injury or damage to the Sublease Premises which may result from such removal, and shall restore the Sublease Premises to the condition required under the Master Lease and, if no specified therein, then to at least the same condition as prior to the installation thereof. If Subtenant does not remove Subtenant’s Trade Fixtures from the Sublease Premises on or before the Expiration Date or the earlier termination of Subtenant’s right to possession, Sublandlord may, at its option, remove the same (and repair any damage occasioned thereby and restore the Sublease Premises as aforesaid) and dispose thereof or warehouse the same, and Subtenant shall pay the cost of such removal, repair, restoration or warehousing, plus as administrative fee equal to ten percent (10%) of such costs, to Sublandlord on demand, or Sublandlord may treat said Trade Fixtures as having been conveyed to Sublandlord with this Sublease acting as a bill of sale therefor, without further payment or credit by Sublandlord to Subtenant.
     (d) Prior to the Expiration Date, Subtenant shall perform all decommissioning required by governmental agencies and shall provide copies of all nonproprietary decommissioning reports to Sublandlord. No less than five (5) months prior to the Expiration Date, Subtenant shall provide to Sublandlord a copy of its protocols and procedures for decommissioning the Sublease Premises and Sublandlord will provide comments for consideration within thirty (30) days. During such last five (5) months of the Sublease Term, upon Sublandlord’s request, Subtenant agrees to provide Sublandlord with periodic decommissioning status updates.

     17. Holding Over.
          (a) Subtenant has no right to occupy the Sublease Premises or any portion thereof after the Expiration Date or after the termination of this Sublease or of Subtenant’s right to possession hereunder. In the event Subtenant or any party claiming by, through or under Subtenant holds over (which shall include failure to complete the decommissioning process required under this Sublease by expiration or earlier termination of this Sublease), Sublandlord may exercise any and all remedies available to it at law or in equity to recover possession of the Sublease Premises, and to recover damages, including without limitation, all direct, indirect, consequential and liquidated damages payable by Sublandlord to Master Landlord by reason of such holdover.
          (b) Without limiting Sublandlord’s rights under this Section 17(b), and in addition to Sublandlord’s rights thereunder and at law or in equity, for each and every month or partial month that Subtenant or any party claiming by, through or under Subtenant remains in occupancy of all or any portion of the Sublease Premises after the Expiration Date or after the earlier termination of this Sublease or of Subtenant’s right to possession without Sublandlord’s written consent (which Sublandlord has no obligation to give), Subtenant shall pay, as minimum damages and not as a penalty, monthly rental at a rate equal to 150% the rate of Rent payable by Subtenant hereunder immediately prior to the Expiration Date or the earlier termination of this Sublease or of Subtenant’s right to possession. The acceptance by Sublandlord of any lesser sum shall be construed as payment on account and not in satisfaction of damages for such holding over.
     18. Right of Entry. Sublandlord and its agents shall have the right to enter the Sublease Premises at reasonable times with forty-eight (48) hours prior notice to Subtenant, to examine the same; provided that, in an emergency or perceived emergency, no advance notice shall be required. Access by Sublandlord shall be strictly in accordance with any reasonable security and confidentiality requirements that Subtenant may impose from time to time, including, without limitation, a requirement that any person having access to the Sublease Premises be accompanied by an employee of Subtenant, and sign and deliver to Subtenant a reasonable nondisclosure and confidentiality agreement in form and content acceptable to Subtenant and Sublandlord. In furtherance of the foregoing, in the event of emergency Subtenant agrees to provide Sublandlord escorted access to the Sublease Premises demark room at any time, as needed. In addition, subject to the foregoing, if Subtenant is in default beyond the applicable cure period, Sublandlord and its agents shall have the right to enter the Sublease Premises at reasonable times to show them to prospective purchasers, lenders or subtenants. Sublandlord shall make reasonable efforts not to interfere with Subtenant’s use of the Sublease Premises. If Subtenant is not present to permit entry and an entry is necessary in an emergency, Sublandlord may enter the same by master key or may forcibly enter the same, without rendering Sublandlord liable therefor. Nothing contained herein shall be construed to impose upon Sublandlord any duty of repair except as specifically provided for herein. Master Landlord has the right to enter the Sublease Premises as set forth in the Master Lease.
     19. Encumbering Title.
          (a) Subtenant shall not do any act which in any way encumbers the title of Master Landlord in and to the Master Premises nor shall the interest or estate of Master Landlord or Sublandlord be in any way subject to any claim by way of lien or encumbrance, whether by operation of law or by virtue of any express or implied contract by Subtenant, or by reason of any other act or omission of Subtenant. Any claim to, or lien upon, the Sublease Premises or the Building arising from any act or omission of Subtenant shall accrue only against the estate of Subtenant and shall be subject and subordinate to the paramount title and rights of Master Landlord and the Sublandlord.

          (b) Without limiting the generality of this Section 19(b), Subtenant shall not permit the Sublease Premises or the Building to become subject to any mechanics’, laborers’ or materialmen’s lien on account of labor or material furnished to Subtenant or claimed to have been furnished to Subtenant in connection with work of any character performed or claimed to have been performed on the Sublease Premises by, or at the direction or sufferance of, Subtenant. If any lien is filed arising out of work performed for Subtenant, Subtenant shall either discharge the lien or post a bond pursuant to RCW 60.04.161 sufficient to remove the lien from the Sublease Premises within ten (10) business days after it receives notice of the lien. If Subtenant fails discharge or remove the lien within such ten-business-day period, then Sublandlord may cause such liens to be released by any means it deems proper, including payment, at Subtenant’s expense and without affecting Sublandlord’s rights.
     20. Subtenant’s Default. Any one or more of following events shall be considered a “Default” by Subtenant, as such terms are used in this Sublease:
          (a) Subtenant shall be a debtor in a bankruptcy case, whether voluntary or involuntary, or a decree or order approving, as properly filed, a petition or answer filed against Subtenant asking reorganization of Subtenant under the Federal bankruptcy laws as now or hereafter amended, or under the laws of any state, shall be entered, and if such filing was involuntary, then any such decree or judgment or order shall not have been vacated or stayed or set aside within sixty (60) days from the date of the entry or granting thereof (there being no cure periods for voluntary filings); or
          (b) Subtenant shall file, or admit the jurisdiction of the court and the material allegations contained in, any petition in bankruptcy, or any petition pursuant or purporting to be pursuant to the Federal Bankruptcy laws now or hereafter amended, or Subtenant shall institute any proceedings for relief of Subtenant under any bankruptcy or insolvency laws or any laws relating to the relief of debtors, readjustment of indebtedness, re-organization, arrangements, composition or extension; or
          (c) Subtenant shall make any assignment for the benefit of creditors or shall apply for or consent to the appointment of a receiver for Subtenant or any of the property of Subtenant; or
          (d) Subtenant shall admit in writing its inability to pay its debts as they become due; or
          (e) The Sublease Premises are levied on by any revenue officer or similar officer; or
          (f) A decree or order appointing a receiver of the property of Subtenant shall be made and such decree or order shall not have been vacated, stayed or set aside within thirty (30) days from the date of entry or granting thereof; or
          (g) Subtenant shall Transfer this Sublease or Subtenant’s interest in the Sublease Premises, or any portion thereof, other than in strict accordance with Section 11 of this Sublease; or
          (h) Subtenant fails to make any payment of Rent required to be made by Subtenant within three (3) business days of the date the same is due; or
          (i) Subtenant fails to secure insurance or to provide proper evidence of insurance as set forth in Section 10 of this Sublease, and such failure continues for more than five (5) business days after written notice thereof to Subtenant, or fails to keep the Sublease Premises or the Building free of lien claims as set forth in Section 19 of this Sublease, and such failure continues for more than five (5) business days after written notice thereof to Subtenant; or

          (j) Subtenant fails to fulfill, keep, observe or perform any of the other covenants and obligations herein contained to be fulfilled, kept, observed and performed by Subtenant, and such failure continues for more than twenty (20) days after notice thereof in writing to Subtenant, except that if such failure cannot reasonably be cured within that twenty (20)-day period, then if Subtenant fails to commence to cure its failure to perform within twenty (20) days after notice thereof in writing to Subtenant and thereafter diligently prosecutes the cure to completion.
          (k) Upon the occurrence of any one or more Defaults, Sublandlord may exercise any remedy against, and recover such amounts from, Subtenant as Master Landlord may exercise or be entitled to for default by Tenant under the Master Lease, which provisions of the Master Lease are hereby incorporated herein by reference; provided, however, that for Defaults pursuant to Section 20(h) Sublandlord shall not enforce its remedies under this Section 20 (but may still collect Late Fees and Default Interest pursuant to Section 6) unless Subtenant fails to cure such Default within three (3) business days from receipt of written notice thereof from Sublandlord.
          (l) If this Sublease terminates prior to its expiration date as a result of Subtenant’s Default, Subtenant shall decommission the Sublease Premises in accordance with Sublandlord’s standards and surrender the Sublease Premises to Sublandlord in accordance with all other requirements set forth in this Sublease.
     21. Provisions Regarding Master Lease.
          (a) This Sublease and all rights of the parties hereunder are subject and subordinate to the Master Lease and to Master Landlord’s rights under its terms.
          (b) Subtenant shall perform all affirmative covenants of the Master Lease that it is required to perform under the terms of this Sublease, and shall refrain from performing any act which is prohibited by the negative covenants of the Master Lease. Subject to the provisions of Section 18 above, Sublandlord shall have the right to enter the Sublease Premises to cure any default by Subtenant under this Section.
          (c) If Subtenant desires to take any action which requires the consent of Master Landlord under the terms of the Master Lease, then: (a) except as expressly provided otherwise in this Sublease, Sublandlord, independently, shall have the same rights of approval or disapproval as Master Landlord has under the Master Lease; (b) except as expressly provided otherwise in this Sublease, Subtenant shall not take any such action until it obtains the consent of both Sublandlord and Master Landlord; and (c) at Subtenant’s request, Sublandlord shall use commercially reasonable efforts to obtain such consent. Excluding all costs relating to Master Landlord’s initial consent to this Sublease, Subtenant shall pay all third party costs reasonably incurred by Sublandlord in seeking or procuring Master Landlord’s consent. Any approval or consent required of Sublandlord conclusively shall be deemed reasonably withheld if approval or consent also is required of the Master Landlord and Master Landlord fails to give Master Landlord’s approval or consent.
          (d) All of the following terms and conditions of the Master Lease are incorporated herein by this reference: 4.2 (entitled “Compliance With Laws” (but excluding the first sentence)), 16 (entitled “Landlord’s Default”), 17 (entitled “Landlord’s Financing”), 18 (entitled “Tenant’s Financing”), 23 (entitled “Estoppel Certificate”), 27.4 (entitled “Survival”), 27.7 (entitled “Time of Essence”), 27.8 (entitled Waiver of Common Law”), 27.10 (entitled “Governing Law/Venue/Waiver of Jury”), 27.11 (entitled “Force Majeure”), 27.12 (entitled “Headings”), 27.14 (entitled “Rights are Cumulative”), 27.15 (entitled “Severability”), 27.16 (entitled “Interpretation”), and 27.18 (entitled “Counterparts”). Notwithstanding that all terms of the Master Lease are not fully incorporated herein, Subtenant acknowledges receipt of a full and complete copy of the Master Lease and acknowledges that its terms remain unmodified and in full force and effect.
          (e) As between Sublandlord and Subtenant, in the event of a conflict between the provisions of the Master Lease and the provisions of this Sublease, the provisions of this Sublease shall control.
     22. Subordination Nondisturbance Agreements. Sublandlord shall not amend, modify, terminate or cancel the subordination, nondisturbance and attornment agreement currently in effect with Master Landlord’s lender so long as such lender holds a security interest in the Premises, or enter into any new agreement with any new lender without Subtenant’s prior written consent, except that upon notice to Subtenant accompanied by a copy of the instrument, Sublandlord may enter into any new agreement with a new lender that it is required to execute under the terms of the Master Lease.
     23. Brokerage Commissions. Sublandlord shall pay a brokerage commission to Jones Lang LaSalle (“Subtenant’s Broker”) pursuant to a separate Agreement. Subtenant agrees to indemnify and hold Sublandlord harmless from all liabilities and claims for brokerage commissions or finder’s fees growing out of agreements which Subtenant has made with persons or entities other than Subtenant’s Broker, including any fee due Subtenant’s Broker in excess of the fee which Sublandlord has agreed to pay Subtenant’s Broker.
     24. Master Landlord’s Consent.
          (a) This Sublease and the obligations of the parties hereunder are expressly conditioned upon full execution by Master Landlord, Sublandlord, and Subtenant of the Consent.
          (b) Sublandlord and Subtenant hereby agree, for the benefit of Master Landlord, that this Sublease and Master Landlord’s consent hereto shall not (a) create privity of contract between Master Landlord and Subtenant; (b) be deemed to have amended the Master Lease in any regard (unless Master Landlord shall have expressly agreed writing to such amendment); or (c) be construed as a waiver of Master Landlord’s right to consent to any assignment of the Master Lease by Sublandlord or any further subletting of the Sublease Premises, or as a waiver of Master Landlord’s right to consent to any assignment by Subtenant of this Sublease or any subletting of the Sublease Premises or any part thereof.
     25. Consents. If consent or approval is required from both Sublandlord and Master Landlord under the terms of this Sublease, Subtenant shall submit its request for such consent directly to Master Landlord at the same time it submits its request for consent to Sublandlord.
     26. Notices.
          (a) All notices which may or are required to be given by either party to the other shall be in writing and shall be deemed given when received or refused if personally delivered, or if sent by United States registered or certified mail, postage prepaid, return receipt requested, or if sent by a nationally recognized overnight commercial courier service providing receipted delivery, in any such case addressed to the appropriate party at the address specified below or at such other place as such party may from time to time designate by notice in writing. Each party agrees promptly to deliver to the other party a copy of any notice, demand, request, consent or approval received from Master Landlord.

To Sublandlord:	Zymogenetics, Inc.
1201 Eastlake Avenue East
Seattle, WA 98122
Attn: Director of Facilities,
Phone: (206) 442-6721

With copy to:	Bristol-Myers Squibb Company
PO Box 4000
Route 206 and Province Line Road
Princeton, New Jersey 08540
Attn: Corporate Real Estate
Phone: 609-252-6874

To Subtenant:	Dendreon Corporation
3005 First Avenue
Seattle, WA 98121
Attn: Rick Hamm, Executive Vice President, General Counsel and Secretary
Phone: 206-829-1506
Fax: 206-219-7211
     27. Costs and Attorneys’ Fees. Each party agrees to reimburse the other party’s attorneys’ fees and out-of-pocket costs incurred by such party in connection with enforcement of this Sublease, regardless of whether litigation or other legal action is initiated. If such amounts are owed by Subtenant to Sublandlord, such reimbursement shall constitute Rent and shall be paid by Subtenant to Sublandlord upon demand.
     28. Miscellaneous.
          (a) This Sublease is the entire agreement between the parties regarding its subject matter and supersedes any prior oral or written agreements among them regarding the subject matter contained herein.
          (b) No waiver of any provision of this Sublease or consent to any action shall constitute a waiver of any other provision of this Sublease or consent to any other action. No waiver or consent shall constitute a continuing waiver or consent, or commit a party to provide a future waiver, unless such provision is expressly set forth in writing. Any waiver given by a party shall be void if the party requesting such waiver has not provided a full and complete disclosure of all material facts relevant to the waiver requested.
          (c) The terms of this Sublease have been negotiated by the parties hereto and the language used in this Sublease shall be deemed to be the language chosen by the parties hereto to express their mutual intent. The parties acknowledge and agree that each party and its counsel have reviewed and revised this Sublease and that no rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall be employed in the interpretation of this Sublease.
          (d) Each party has all right, power and authority necessary to enter into and deliver this Sublease and to perform its obligations under this Sublease.

          (e) This Sublease is subject to amendment only by a writing that makes reference to this Sublease and is signed by all parties hereto.
          (f) This Sublease may be executed in counterparts, each of which shall constitute an original, but all of which together shall constitute one and the same instrument.
          (g) No officer, director, employee or shareholder of Sublandlord, or any parent, subsidiary or affiliate of Sublandlord shall have or incur any personal liability whatsoever with respect to this Sublease. In no event shall Sublandlord be liable for consequential or punitive damages.
          (h) Neither Sublandlord nor Subtenant shall record this Sublease nor any memorandum hereof without the written consent of the other and any attempt by Subtenant to do the same shall constitute an immediate and uncurable Default by Subtenant under this Sublease.
          (i) All provisions of this Sublease which require the payment of money, performance of obligations or the delivery of property after the termination of this Sublease or require either party to indemnify, defend or hold the other party harmless shall survive the expiration or earlier termination of this Sublease.
          (j) The following Exhibits that are attached to this Sublease are incorporated into and made a part of it by this reference:

Exhibit A	Legal Description
Exhibit B	Master Lease
Exhibit C	Master Landlord Consent and Recognition Agreement
[SIGNATURES ON FOLLOWING PAGE]

     In Witness Whereof, Sublandlord and Subtenant have executed this Sublease on the dates set forth below, intending to be bound hereby.

SUBLANDLORD:		SUBTENANT:

Zymogenetics Inc.,		Dendreon,
a Washington corporation		a Delaware corporation

By:	/s/ Jeffrey Galik	By:	/s/ Richard F. Hamm, Jr.

Jeffrey Galik, Officer of Zymogentics Senior VP and Treasurer, Bristol-Myers Squibb Company

		Its:	Executive Vice President and General Counsel

Date:	February 28, 2011	Date:	February 25, 2011

SUBLANDLORD ACKNOWLEDGMENT

STATE OF New Jersey	)
	)	ss
COUNTY OF	)
     I, the undersigned, a Notary Public, in and for the County and State aforesaid, do hereby certify that Jeffrey Galik, personally known to me to be the Senior VP and Treasurer of Bristol-Myer Squibb and an Officer of Zymogenetics Inc., and personally known to me to be the same person whose name is subscribed to the foregoing instrument, appeared before me this day in person and acknowledged that as the authorized agent of said entity being authorized so to do, he executed the foregoing instrument on behalf of said entity, by subscribing the name of such entity by himself as such managing member, as a free and voluntary act, and as the free and voluntary act and deed of said entity under the foregoing instrument for the uses and purposes therein set forth.
     GIVEN under my hand and official seal this ____ day of _____________, 2011

Notary Public

Printed Name
Residing at:

My Commission Expires:

SUBTENANT ACKNOWLEDGMENT

STATE OF WASHINGTON	)
	)	ss.
COUNTY OF KING	)
     I, the undersigned, a Notary Public, in and for the County and State aforesaid, do hereby certify that _________________________, personally known to me to be the ______________________of Dendreon, a Delaware corporation, and personally known to me to be the same person whose name is subscribed to the foregoing instrument, appeared before me this day in person and acknowledged that as the authorized agent of said entity being authorized so to do, he executed the foregoing instrument on behalf of said entity, by subscribing the name of such entity by himself as such managing member, as a free and voluntary act, and as the free and voluntary act and deed of said entity under the foregoing instrument for the uses and purposes therein set forth.
     IN WITNESS WHEREOF, I hereunto set my hand and official seal.

Notary Public

Printed Name
Residing at:

My Commission Expires:

Exhibit A
LEGAL DESCRIPTION
EXHIBIT A
LEGAL DESCRIPTION
     LOTS 4 AND 5, BLOCK 4, FRANCE’S ADDITION TO THE CITY OF SEATTLE, ACCORDING TO THE PLAT THEREOF, RECORDED IN VOLUME 1 OF PLATS, PAGE 195, IN KING COUNTY, WASHINGTON;
EXCEPT A PORTION THEREOF CONDEMNED IN KING COUNTY SUPERIOR COURT CAUSE NUMBER 8064 FOR EASTLAKE AVENUE EAST; AND
     LOTS 5, 6 AND 7, BLOCK 13, EAST PARK ADDITION TO THE CITY OF SEATTLE, ACCORDING TO THE PLAT THEREOF, RECORDED IN VOLUME 8 OF PLATS, PAGE 83, IN KING COUNTY, WASHINGTON;
EXCEPT ANY PORTION THEREOF CONDEMNED IN KING COUNTY SUPERIOR COURT CAUSE NUMBER 8064 FOR EASTLAKE AVENUE EAST.
     TOGETHER WITH THAT PORTION OF VACATED BELLEVUE AVENUE EAST (FORMERLY OREGON STREET) LYING SOUTHERLY OF THE SOUTHEASTERLY MARGIN OF EASTLAKE AVENUE EAST AND LYING NORTH OF THE SOUTH LINE OF FRANCE’S ADDITION, ACCORDING TO THE PLAT THEREOF, RECORDED IN VOLUME 1 OF PLATS, PAGE 195, IN KING COUNTY, WASHINGTON; EXCEPT THAT PORTION THEREOF DESCRIBED AS FOLLOWS:
BEGINNING AT THE SOUTHWEST CORNER OF LOT 6, BLOCK 3, SAID FRANCE’S ADDITION; THENCE SOUTH 89°48'22" WEST 17.00 FEET ALONG THE SOUTH LINE OF SAID FRANCE’S ADDITION;
THENCE NORTH 37°19'52" EAST 28.09 FEET TO THE EAST MARGIN OF SAID BELLEVUE AVENUE EAST;
THENCE SOUTH 00°05'03" WEST 22.28 FEET ALONG SAID EAST MARGIN TO THE POINT OF BEGINNING.

Exhibit B
master lease

Exhibit c
Landlord Consent AND RECOGNITION AGREEMENT